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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*


                                Footstar, Inc.
------------------------------------------------------------------------------
                               (Name of Issuer)


                    Common Stock, par value $0.01 per share
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  344912-10-0
------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 2005
------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 344912-10-0                 13G                    Page 2 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON:
                ESL Partners, L.P., a Delaware limited partnership
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                22-2875193

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
                Delaware


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER:
                                0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER:
                                0
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER:
                                0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER:
                                0
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                                0


________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
                                0%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions):
                                PN


________________________________________________________________________________

CUSIP No. 344912-10-0                 13G                    Page 3 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON:
             ESL Institutional Partners, L.P., a Delaware limited partnership I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
             06-1456821


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
                Delaware


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER:
                                0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER:
                                0
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER:
                                0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER:
                                0
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                        0


________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
                        0%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions):
                        PN


________________________________________________________________________________

CUSIP No. 344912-10-0                 13G                    Page 4 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON:
             ESL Investors, L.L.C., a Delaware limited liability company
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
             13-4095958


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
                Delaware


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER:
                                0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER:
                                0
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER:
                                0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER:
                                0
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                        0


________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
                        0%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions):
                        OO


________________________________________________________________________________

CUSIP No. 344912-10-0                 13G                    Page 5 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON:
           ESL Investment Management LLC, a Delaware limited liability company I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
                Delaware


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER:
                                0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER:
                                0
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER:
                                0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER:
                                0
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                        0


________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
                        0%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions):
                        OO


________________________________________________________________________________

                                                            Page 6 of 10 Pages


Item 1(a).      Name of Issuer:

                Footstar, Inc.

Item 1(b).      Address of Issuer's Principal Executive Offices:

                933 Macarthur Blvd., Mahwah, NJ 07430

Item 2(a).      Name of Person Filing:

                ESL Partners, L.P.
                ESL Institutional Partners, L.P.
                ESL Investors, L.L.C.
                ESL Investment Management, LLC (collectively, the "Reporting
                  Persons")

Item 2(b).      Address of Principal Business Office or, if None, Residence:

                200 Greenwich Avenue, Greenwich, CT 06830

Item 2(c).      Citizenship:

                ESL Partners, L.P. - Delaware
                ESL Institutional Partners, L.P. - Delaware
                ESL Investors, L.L.C. - Delaware
                ESL Investment Management, LLC - Delaware

Item 2(d).      Title of Class of Securities:

                Common Stock, par value $.01 per share (the "Shares")

Item 2(e).      CUSIP Number:

                344912-10-0

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

        (a) |_| Broker or dealer registered under Section 15 of the Exchange
                Act.

        (b) |_| Bank as defined in section 3(a)(6) of the Exchange Act.

        (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

        (d) |_| Investment company registered under Section 8 of the Investment Company Act.

        (e) |_| An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

        (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                                                            Page 7 of 10 Pages


        (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.         Ownership.

(a)     Amount beneficially owned:

        As of December 31, 2005, none of the Reporting Persons beneficially owned any Shares.

(b)     Percent of class:

        The number of Shares of which each of the Reporting Persons may be deemed to be the beneficial owner constitutes 0% of the total number of Shares outstanding.

(c)     Number of Shares as to which each of the Reporting Persons has:

        (i)    Sole power to vote or to direct the vote:                0

        (ii)   Shared power to vote or to direct the vote:              0

        (iii)  Sole power to dispose or to direct the disposition of:   0

        (iv)   Shared power to dispose or to direct the disposition of: 0

Item 5.         Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the owner of more than five percent of the class of securities, check the following [x].

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

                Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                Not applicable.

Item 8.         Identification and Classification of Members of the Group.

                Not applicable.

Item 9.         Notice of Dissolution of Group.

                Not applicable.

Item 10.        Certification.

                Not applicable.

                                                            Page 8 of 10 Pages


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2006


                                      ESL PARTNERS, L.P.

                                      By: RBS Partners, L.P., as its general
                                            partner

                                      By: ESL Investments, Inc., as its general
                                            partner


                                      By: /s/Theodore W. Ullyot
                                          ------------------------------
                                          Name:  Theodore W. Ullyot
                                          Title: EVP & General Counsel

                                      ESL INSTITUTIONAL PARTNERS, L.P.

                                      By: RBS Investment Management, L.L.C., as
                                            its general partner

                                      By: ESL Investments, Inc., as its manager

                                      By: /s/Theodore W. Ullyot
                                          ------------------------------
                                          Name:  Theodore W. Ullyot
                                          Title: EVP & General Counsel

                                      ESL INVESTORS, L.L.C.

                                      By: RBS Partners, L.P., as its managing
                                            member

                                      By: ESL Investments, Inc., as its general
                                            partner


                                      By: /s/Theodore W. Ullyot
                                          ------------------------------
                                          Name:  Theodore W. Ullyot
                                          Title: EVP & General Counsel

                                      ESL INVESTMENT MANAGEMENT, LLC


                                      By: /s/Theodore W. Ullyot
                                          ------------------------------
                                          Name:  Theodore W. Ullyot
                                          Title: EVP & General Counsel

                                                            Page 9 of 10 Pages


                                   EXHIBITS

Exhibit 1       Joint Filing Agreement

                                                            Page 10 of 10 Pages


                                   EXHIBIT 1

                            JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the common stock of Footstar, Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement as of February 14, 2006.


                                   ESL PARTNERS, L.P.

                                   By:  RBS Partners, L.P., as its general
                                          partner

                                   By:  ESL Investments, Inc., as its general
                                          partner


                                   By:  /s/Theodore W. Ullyot
                                        ---------------------------------
                                        Name:  Theodore W. Ullyot
                                        Title: EVP & General Counsel

                                   ESL INSTITUTIONAL PARTNERS, L.P.

                                   By:  RBS Investment Management, L.L.C., as
                                          its general partner

                                   By:  ESL Investments, Inc., as its manager

                                   By:  /s/Theodore W. Ullyot
                                        ---------------------------------
                                        Name:  Theodore W. Ullyot
                                        Title: EVP & General Counsel

                                   ESL INVESTORS, L.L.C.

                                   By:  RBS Partners, L.P., as its managing
                                          member

                                   By:  ESL Investments, Inc., as its general
                                          partner


                                   By:  /s/Theodore W. Ullyot
                                        ---------------------------------
                                        Name:  Theodore W. Ullyot
                                        Title: EVP & General Counsel


                                   ESL INVESTMENT MANAGEMENT, LLC


                                   By:  /s/Theodore W. Ullyot
                                        ---------------------------------
                                        Name:  Theodore W. Ullyot
                                        Title: EVP & General Counsel